Exhibit 10.18

SEPARATION AGREEMENT, WAIVER AND RELEASE

THE SEPARATION AGREEMENT, WAIVER AND RELEASE (“Agreement”) is made and entered into as of 2/4/2024, by and among Douglas Manion, whose address is                                                                  , and their heirs, legatees, personal representatives, successors and assigns (“Employee”), and Aclaris Therapeutics, Inc. (“Aclaris” or “Employer”).

WHEREAS, Employer and Employee are parties to that certain Amended and Restated Employment Agreement, dated as of January 1, 2023 (the “Employment Agreement”);

WHEREAS, Employer and Employee mutually desire that Employee step down from all of Employee’s positions with Employer; and

WHEREAS, it is the desire of the parties to state the terms and conditions of the termination of their relationship as Employee and Employer.

NOW, THEREFORE, in consideration of the mutual covenants, representations and the payments made herein, the sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1.

Separation: Employee’s last day worked with Aclaris is January 16, 2024 (“Termination Date”). Employee resigns as a member of the Board of Directors of Aclaris (“Board”) and/or the board of directors of any subsidiary or affiliate of the Employer, as an officer of Employer and any subsidiary or affiliate of Employer, and any role or position in which Employee is acting as a representative or agent of Employer or any subsidiary or affiliate of Employer effective as of the Termination Date.  Employee agrees to submit such documentation as the Board may require to confirm Employee’s resignation from the Board.  In the regular course of business or in accordance with applicable law, Employer will pay all compensation and benefits due to Employee from Aclaris through the Termination Date. Employee acknowledges they are not due any further compensation from Aclaris except as specified in this Agreement.

2.

Severance and Consideration from Employer: In exchange for Employee’s release and other promises provided herein, and Employee’s execution of this Agreement, and if Employee complies with the terms and conditions of this Agreement and the Employment Agreement, then Aclaris will pay (or provide) Employee the same severance benefits as set forth in Section 3.2.1 of the Employment Agreement on the time lines set forth therein and in Section 3.7 of the Employment Agreement. In addition, Aclaris will provide Employee with access to career transition services by a provider selected by Employer, provided that Employee must contact the provider and begin receipt of these services within 90 days of the Effective Date.

3.	Other Benefits
A.

Earned and Unused Vacation Time:  Employee will also be paid for earned but unused vacation time accrued through the Termination Date in one lump sum via direct deposit in accordance with applicable law, but no later than the next regular payroll cycle following the Termination Date in accordance with Aclaris’ usual compensation and payroll practices. Aclaris will deduct all normal tax withholdings and deductions required by law.

B.

Benefit Continuation: Employee separation from Aclaris is a “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Information about Employee COBRA rights and election paperwork will be mailed to Employee’s home in accordance with Aclaris’ usual policies and/or practices. Employee and their dependents may elect to continue health, dental and vision coverages under COBRA by completing and returning the COBRA election paperwork in accordance with the instructions set forth in those materials. Should

SEPARATION AGREEMENT, WAIVER AND RELEASE

Employee elect COBRA continuation, except as set forth in Section 3.2.1 of the Employment Agreement, Employee will be fully responsible for payment of the premium cost of Employee COBRA coverage. Continuation of coverage shall in all respects be subject to the requirements, conditions and limitations of COBRA and Aclaris’ plans, which may be amended, modified or discontinued from time to time in the sole discretion of Aclaris.

C.

Tax Treatment:  Aclaris will issue a Form W-2 to Employee that includes the aforementioned cash severance and Employer may issue such tax forms as necessary to reflect consideration provided pursuant to this Agreement.

D.

401(k) Savings Plan:  Employee will be entitled to any vested amounts held by them or on their account in Aclaris’ 401(k) savings plan, such amounts to be distributed to them or on their account in accordance with the plan terms and/or as required by applicable law.

E.

Equity Awards: As of the Termination Date, to the extent that Employee holds Aclaris equity awards that are outstanding as of the Termination Date, Employee’s rights and entitlements with respect to each such equity award will be governed by the applicable Company equity plan and award agreement evidencing such award.

F.

No Other Compensation or Benefits:  Employee agrees and acknowledges that, except for the payments and benefits described in Paragraphs 1-3, no insurance or employment-related benefits of any type will be provided, accrue, or mature after the Termination Date and Employee is not entitled to any right to payment for wages, bonus, commission or other amounts of any nature from Employer, and Employee agrees that all wages, bonuses, commissions, incentives and other amounts owed to Employee, if any, have been paid to Employee.

4.	Consideration from Employee
A.

Release:  In exchange for the consideration described in Paragraph 2, Employee, for themselves, their heirs, administrators, executors, agents, insurers, representatives, successors and assigns, hereby generally and specifically releases, forever discharges and covenants not to sue Aclaris and/or any related entity, including, but not limited to Aclaris, and all of Aclaris’ (and/or any related entities’) past and present officers, directors, members, agents, attorneys, employees, predecessors, parents, subsidiaries, affiliates, benefit plans and their respective heirs, administrators, executors, successors and assigns (all of which are hereinafter collectively called the “Released Parties”), from any and all demands, claims, debts, lawsuits, or causes of action (collectively, “claims”), both known and unknown, whether arising under or out of a local, state or federal statute, including, but not limited to, ERISA, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Civil Rights Act of 1991, the Worker Adjustment and Retraining Notification (“WARN”) Act, 42 U.S.C. §1981 the Americans with Disabilities Act of 1990,  the Pennsylvania Human Relations Act – 43 P.S. § 951, et seq., the Pennsylvania Minimum Wage Act – 43 P.S. § 333.101, et seq., the Pennsylvania Whistleblower Law – 43 P.S. § 1421, et seq., the Pennsylvania Equal Pay Law, as amended – 43 P.S. § 336.1, et seq., the Pennsylvania Workers Compensation Act - 77 PS. § 1, et seq., the Pennsylvania Worker and Community Right to Know Act – 35 Pa. Cons. Stat. Ann. § 7301, and any statute or law of the United States, the Commonwealth of Pennsylvania, or any other state not mentioned above under which Employee may waive rights, and any claims based upon the law of any state or municipality which Employee now has, or which were or could have been made on account of Employee’s employment with Employer, including their separation from Employer, and any transaction or occurrence between Employee and Employer at any time during such employment and after separation up to the time of executing this Agreement, any regulation or

SEPARATION AGREEMENT, WAIVER AND RELEASE

common law, and including, but not limited to, those claims relating to emotional distress, mortal anguish, libel, slander, defamation, negligence, gross negligence, bad faith, personal injury, workers compensation, or alleged discrimination of any kind (including age discrimination), breach of contract or public policy, wrongful or retaliatory discharge, or personal or business injury, and all damages (including contract, compensatory, punitive or liquidated damages) or equitable relief, for or by reason of any matter, incident or thing from the beginning of time up to the date Employee executes this Agreement, whether known or unknown, including but not limited to, those matters, incidents or things arising out of their employment with Aclaris or any related entity or the termination of such employment. Employee expressly waives the benefits of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claim(s) against any Released Party not now known by Employee to exist. Except as necessary to enforce this Agreement, this Paragraph is intended by Employee and Aclaris to be a general release and a covenant not to sue which extinguishes all claims and precludes any attempt by Employee to initiate any litigation against Aclaris or any other Released Party regarding any matter, incident, or thing which occurred up to the date Employee executes this Agreement.

B.

Protected Activity: Nothing in this Agreement prohibits or limits Employee’s ability to file a charge or voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”), or prevents Employee from providing confidential information to Government Agencies (with the exception of information that is protected from discloser by any applicable law or privilege) or participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Aclaris. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies. On the other hand, Employee waives and releases any right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against Aclaris or any resulting civil proceeding or lawsuit that may be commenced on Employee’s behalf for the recovery of such relief, and which arises out of the matters that are and may be released in this Agreement.

C.

Agreement Not To Participate: With the exception of actions protected in Paragraph 4(B) and/or filings, charges or complaints protected under the whistleblower provisions of federal or state law or regulation, Employee agrees not to file, participate in (financially or otherwise), or have filed on their behalf, any administrative or judicial charges, grievances, complaints, petitions, suits or appeals against Aclaris and/or its officers, agents, employees, contractors, divisions, directors, parent, subsidiary, and affiliated corporations, together with their predecessors, successors and assigns because of any act or omission of Aclaris released by this Agreement.

D.

Waiver of Right to Assist Others: Employee understands that if this Agreement was not signed, Employee would have the right to voluntarily assist other individuals or entities in bringing claims against the Released Parties. To the maximum extent allowed by applicable law, Employee waives the right to voluntarily assist other individuals or entities in bringing claims against the Released Parties, and unless Employee’s assistance is specifically sought by a governmental entity or compelled by applicable law or valid court order, Employee shall not aid or assist others in the pursuit of any claims they may make against the Released Parties. Employee further agrees not to testify in any lawsuit or other court proceeding that involves or affects Aclaris without the prior consent of Aclaris or unless compelled by court order and then only after immediately giving reasonable notice to Aclaris (other than in connection with proceedings protected under the whistleblower provisions of federal or state law or regulation).

SEPARATION AGREEMENT, WAIVER AND RELEASE

E.

Other Rights: Notwithstanding the foregoing, nothing contained in this Agreement shall in any way diminish or impair: (i) any rights Employee may have to accrued compensation; (ii) Employee’s ability to bring proceedings to enforce this Agreement; or (iii) any claims Employee may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits.

5.

Return of Property: Employee will not in the future use and shall immediately return all Aclaris property, documents and other materials prepared, used by, or delivered to Employee during Employee’s employment. This property includes, but is not limited to: all company keys, cards, materials, laptop computers and other company property, including without limitation, all confidential and/or proprietary business, financial or technical information (excluding wages) such as, without limitation, writings, documents, manuals, notebooks, reports, audio/video work, inventions, formulas, processes, technical know-how, machines, compositions, computer software, microfiche, accounting methods, business plans and information systems including such materials, information and data which are in machine readable form or otherwise and any information gained through discussions and/or meetings, etc. of Aclaris, if they have not already done so.

6.

Breach of Agreement: The consideration outlined in Paragraph 2 is contingent upon Employee performing all duties stated in the Agreement. If Employee breaches any part of the Agreement or has misrepresented any fact, such consideration shall be void, and Aclaris may pursue all remedies available at law or equity to remedy that breach or misrepresentation. In addition, if Employee breaches this Agreement after payment hereunder has been made, Aclaris shall be entitled to have the payment refunded pursuant to an adjudication under Paragraph 21 hereof. This provision shall not limit in any way a claim for damages caused by her breach of this Agreement.

7.	Denial of Liability: The Agreement shall not be considered or offered as an admission by or evidence against Aclaris of any violation of any law or wrongdoing of any kind.
8.

References:  In accordance with Aclaris’ usual policies, when responding to requests related to Employee’s future employment or references for Employee, Aclaris will provide only information regarding her employment start date, Termination Date and job titles.  Any such requests should be directed to Human Resources at humanresources@aclaristx.com.

9.

Transition and Cooperation: Employee acknowledges Employee’s existing obligation under Paragraph 3.4 of the Employment Agreement to cooperate during the Severance Period (as defined in the Employment Agreement). Employee therefore will fully cooperate with Aclaris to affect a professional, cooperative transition of Employee work and responsibilities. Employee further agrees, upon Aclaris’ reasonable request, to cooperate to the best of their ability with Aclaris and with any legal counsel, expert or consultant it may retain to assist it in connection with any judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry, internal investigation or audit in which Aclaris is or becomes involved.  This includes, but is not limited to, Employee assistance, cooperation and participation with respect to any matter in which they have information relevant to the inquiry, or in which they are identified as a witness.  Employee assistance, cooperation and participation includes, without limitation, preparing for and attending depositions, assisting in answering factual questions for discovery, and preparing for and attending any hearing or trial as a witness.  Aclaris agrees to reimburse Employee for any reasonable out of pocket expenses incurred as a result of their assistance, cooperation and participation.  In addition, Aclaris will pay Employee a reasonable amount of compensation as agreed by the parties in good faith as compensation for the time and effort required in providing the requested assistance. Employee will promptly notify Aclaris if they are subpoenaed by an person or entity (other than any Governmental Agency) to give information or testimony that in any

SEPARATION AGREEMENT, WAIVER AND RELEASE

way relates to their employment with or representation of Aclaris. Employee agrees they will testify truthfully in all such matters or proceedings.  Nothing in this Agreement is intended to be or may be construed in any way as being dependent upon or contingent on the content of Employee’s testimony.

10.

Mutual Non-Disparagement:  Both Employee and Employer agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Employee and Employer will respond accurately and fully to any question, inquiry or request for information when required by legal process.  Employer’s obligations under this Paragraph are limited to Employer’s officers with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit Employee’s right to voluntarily communicate with any Government Agency or to discuss the terms and conditions of Employee’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.  In addition, nothing in this Paragraph or this Agreement is intended to prohibit or restrain Employee in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation.

11.

Reports by Employee: Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Employee from making reports (including voluntary reports) of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or making other disclosures protected under the whistleblower provisions of federal law or regulation, (ii) require prior approval by Aclaris or notification to Aclaris of any such report or (iii) prevent Employee from collecting a monetary award in connection with such report.

12.

No Assignment of Claims: Employee represents and warrants that they have not filed and has not sold, assigned, transferred, conveyed or othiswise disposed of to any third party, by operation of law or othiswise, any action, cause or action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability, or demand of any nature whatsoever relating to any matter related to Aclaris or covered by this Agreement.

13.	Age Release: In addition to the provisions contained hereinabove, and by execution of the document, Employee expressly waives any and all rights to claims arising under the ADEA, and:
a.	Employee acknowledges that their waiver of rights or claims arising under the ADEA is in writing, written in a manner calculated to be understood, and is understood by Employee;
b.	Employee expressly understands that the waiver refers to rights or claims arising under the ADEA;
c.	Employee expressly understands that by execution of this Agreement, they do not waive any ADEA rights or claims that may arise after the date this Agreement is executed;
d.

Employee acknowledges that the waiver of their rights on claims arising under the ADEA is in exchange for the consideration outlined above, which is above and beyond that to which Employee is otherwise entitled to receive from Aclaris;

e.	Employee acknowledges that Aclaris expressly advised Employee by this Agreement to consult with an attorney of Employee’s choosing prior to executing this Agreement;

SEPARATION AGREEMENT, WAIVER AND RELEASE

f.

Employee has been advised by Aclaris that Employee is given at least 21 days after the date Employee receives this Agreement within which to consider this Agreement. Employee further understands that the offer contained in this Agreement will automatically be withdrawn and deemed null & void if they do not accept it on or before the 21st day after Employee receives this Agreement from Aclaris. Employee cannot sign this Agreement, however, until on or after the Termination Date;

g.	Employee acknowledges that the waiver of rights or claims herein is made pursuant to 29 U.S.C. §626(f)(1);
h.	Employee understands that the waiver is not requested in connection with an exit incentive or other employment termination program;
i.

Employee understands that they may revoke this Agreement by delivering to Aclaris their written revocation, if such written revocation is received by Aclaris by the end of the 7th day following Employee’s execution of this Agreement, and that the Agreement shall not become effective or enforceable until the revocation period has expired.

j.

Employee understands that the signed acceptance of this Agreement and any written revocation of this Agreement, as well as any correspondence concerning this Agreement, must be delivered to Aclaris’ Legal Department as follows:

Legal Department

Aclaris Therapeutics

701 Lee Road, Suite 103

Wayne, Pennsylvania 19087

legal@aclaristx.com

14.

Entirety of Agreement: Employee warrants that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that they are entering into this Agreement voluntarily and without reliance on any statement or representation made on behalf of Aclaris or any related entity, and that the consideration stated herein is the sole consideration for this Agreement. This Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties with regard to all matters addressed herein. It cannot be amended except by a writing executed by both Employee and Aclaris. Notwitstanding anything contained in this Paragraph, Employee further acknowledges and understands Employee is still subject to the terms and conditions of the Confidentiality, Invention Rights and Non-Solicitation Agreement as may be applicable to their post-employment, which remains in full force and effect; provided that in the event of a conflict of any provisions between this Agreement and the Employee’s Confidentiality, Invention Rights and Non-Solicitation Agreement, the provisions of this Agreement control.

15.

Severability: If any provisions, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

SEPARATION AGREEMENT, WAIVER AND RELEASE

16.

Parties Bound: This Agreement shall be binding upon the heirs, assigns, administrators, executors and legal representatives of Employee and shall inure to the benefit of Aclaris and its successors and assigns.

17.

Remedies: Employee acknowledges that the damages which will be suffered by Aclaris by a breach of any term or provision of this Agreement may be continuing, irreparable and difficult to ascertain in monetary worth. Consequently, in addition to any action at law for damages, Employee agrees Aclaris may have equitable relief, including specific performance and injunction, to ensure and enforce their performance of and adherence to such obligations to which they have voluntarily agreed. If such action becomes necessary, Employee further agrees to pay reasonable attorneys’ fees and expenses incurred by Aclaris if Aclaris at all prevails.

18.	Rule of Construction: The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.
19.

No Waiver:  The failure of a party to insist on the strict observation or performance of any provision of this Agreement or to exercise any right to which a party may be entitled hereunder shall not impair or preclude the enforcement or exercise of such provision or right in the future or be construed as a waiver thereof.

20.	Modification: The parties agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties.
21.

Arbitration, Waiver Of Jury Trial, Consent To Jurisdiction/Venue, & Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.  Subject to the duty to arbitrate set forth below, any action to enforce or construe this Agreement shall exclusively be initiated in any federal or state court in the Commonwealth of Pennsylvania having jurisdiction over the subject matter, and Employee hereby consents to the personal jurisdiction of these courts.  Subject to Aclaris’ right to seek temporary, preliminary, and/or permanent injunctive relief for violations of this Agreement, any dispute or controversy arising under or in connection with this Agreement or any other agreements as set forth in Paragraph 14, above, shall be resolved exclusively by binding arbitration in Pennsylvania in accordance with the Resolution of Employment Dispute Rules of the American Arbitration Association or the Employment Arbitration Rules and Procedures of JAMS, at Employer’s sole discretion (“Arbitrator”), and the Pennsylvania Uniform Arbitration Act, 42 Pa. C.S.A. § 7303, before one arbitrator of exemplary qualifications and stature, who shall be selected in accordance with the procedures of the Arbitrator.  The award of the arbitrator shall be final and binding and judgment upon the award may be entered in any court of competent jurisdiction as set forth above.  All fees and expenses of the arbitrator and all other expenses of the arbitration, except for attorneys’ fees, costs and witness expenses shall be paid by Aclaris.  Each Party shall bear its own witness expenses, costs, and attorneys’ fees.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF.  EMPLOYEE FURTHER AGREES THAT ANY CLAIMS MUST BE ARBITRATED SOLELY ON AN INDIVIDUAL, NON-CLASS AND NON-COLLECTIVE BASIS, AND UNDER NO CIRCUMSTANCE MAY ANY CLAIMS BE CONSOLIDATED WITH ANY ARBITRATION, ACTION OR LEGAL PROCEEDING INSTITUTED BY A THIRD PARTY FOR ANY PURPOSE.  This provision, including the foregoing requirement that claims be asserted on an individual and not class basis, shall be interpreted in accordance with and subject to the Federal Arbitration Act, and all questions of arbitrability shall be

SEPARATION AGREEMENT, WAIVER AND RELEASE

referred to the arbitrator, to be determined in accordance with the Arbitrator rules referenced above, and not any Court.

22.	No Reliance: The Parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.
23.	Effective Date: This Agreement shall be effective upon the expiration of the revocation period set forth in Paragraph 13 above (the “Effective Date”).
24.

Section Headings: Section headings are for convenience of reference only and shall not be used to interpret or construe the terms of this Agreement. The invalidity of any provision of this Agreement (or any interpretation or construction thereof) shall not affect the validity and enforceability of the remaining provisions of this Agreement or its terms or interpretations.

25.

Counterparts: Separate copies of this document shall constitute original documents that may be signed separately but that together will constitute one single agreement. This Agreement will not be binding on any party, however, until signed by all parties or their representatives. The parties agree that execution of this Agreement by industry standard electronic signature software and /or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

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SEPARATION AGREEMENT, WAIVER AND RELEASE

EMPLOYEE HEREBY ACKNOWLEDGES SHE HAS READ THE SEPARATION AGREEMENT, WAIVER AND RELEASE CONSISTING OF 8 PAGES (INCLUSIVE OF SIGNATURE PAGE) AND 26 NUMBERED PARAGRAPHS; SHE HAS HAD A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER THIS AGREEMENT AND FULLY UNDERSTANDS AND ACCEPTS ALL OF ITS TERMS OF HER OWN VOLUNTARY FREE WILL; NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE OTHER THAN AS EXPRESSLY STATED HEREIN; SHE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY AND HAD AN ADEQUATE OPPORTUNITY TO DISCUSS THIS DOCUMENT WITH AN ATTORNEY AND HAS DONE SO OR HAS VOLUNTARILY ELECTED NOT TO DO SO; AND BY EXECUTING THIS AGREEMENT AND ACCEPTING THE CONSIDERATIONS OUTLINED HEREIN FROM ACLARIS, SHE WILL ABIDE BY THE TERMS HEREOF. FURTHER,

THIS CONTRACT CONTAINS A BINDING ARBITRATION

PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

ACLARIS THERAPEUTICS, INC.

/s/ Douglas Manion		By:	/s/ Neal Walker
Douglas Manion			Neal Walker
Chairman of the Board of Directors

Date:	2/4/2024	Date:	2/5/2024